                                                Filed pursuant to Rule 424(b)(3)
                                          File Number 333-57180 and 333-57180-01
PROSPECTUS SUPPLEMENT NO. 1
                                 $3,035,000,000

                         TYCO INTERNATIONAL GROUP S.A.

                  Zero Coupon Convertible Debentures Due 2021
                    Fully and Unconditionally Guaranteed By
         and Convertible into Common Shares of Tyco International Ltd.

  This prospectus supplement supplements the prospectus dated April 2, 2001 of Tyco International Group S.A. and Tyco International Ltd., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $3,035,000,000 aggregate principal amount at maturity of the debentures and the common shares issuable upon conversion, and/or purchase by us, of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

  The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                             Aggregate
                          Principal Amount Percentage  Number of Tyco   Percentage
                           at Maturity of      of      Common Shares     of Tyco
                          Debentures That  Debentures   That May be   Common Shares
Name                        May be Sold    Outstanding    Sold(1)     Outstanding(2)
----                      ---------------- ----------- -------------- --------------
Argent Classic
 Convertible Arbitrage
 Fund (Bermuda) Ltd.....     $ 37,500,000      1.2%        325,935           *
Barclays Capital
 Securities LTD.........        8,000,000        *          69,532           *
Credit Suisse First
 Boston Corporation
 (3)....................      725,000,000     23.9       6,301,410           *
Jersey (IMA) LTD........        2,300,000        *          19,990           *
JMG Convertible
 Investments, LP........       42,500,000      1.4         369,393           *
LibertyView Funds L.P...        4,400,000        *          38,243           *
LibertyView Global
 Volatility Fund........        3,300,000        *          28,682           *
Lyxor Master Fund.......        1,000,000        *           8,691           *
President and Fellows of
 Harvard College........       20,000,000        *         173,832           *
Royal Bank of Canada....       13,000,000        *         112,990           *
SG Cowen Securities
 Inc....................       22,000,000        *         191,215           *
SAM Investments LDC.....       50,000,000      1.6         434,580           *
UBS AG London Branch....       67,000,000      2.2         582,337           *
UBS Warburg LLC.........       17,500,000        *         152,103           *
Worldwide Transactions
 Ltd....................        3,397,000        *          29,525           *

  Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                             Aggregate
                          Principal Amount Percentage  Number of Tyco   Percentage
                           at Maturity of      of      Common Shares     of Tyco
                          Debentures That  Debentures   That May be   Common Shares
Name                        May be Sold    Outstanding    Sold(1)     Outstanding(2)
----                      ---------------- ----------- -------------- --------------
Granville Capital
 Corporation............   $  160,000,000      5.3%      1,390,656           *
JMG Capital Partners,
 LP.....................       63,750,000      2.1         554,089           *
JMG Triton Offshore
 Fund, Ltd..............      131,250,000      4.3       1,140,772           *
Wilmington Trust Co As
 Owner Trustee For the
 Forrestal Funding
 Master Trust...........       69,603,000      2.3         604,961           *
All other holders of
 LYONs or future
 transferees, pledgees,
 donees, assignees or
 successors of any such
 holders (4)(5) ........   $1,029,691,000     33.9%      8,949,662           *

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*  Less than one percent (1%).
(1) Assumes conversion of all of the holder's debentures at a conversion rate of 8.6916 Tyco common shares per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights-- Conversion Rate and Delivery of Tyco Common Shares." As a result, the number of Tyco common shares issuable upon conversion of the debentures may increase or decrease in the future. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,753,548,058 Tyco common shares outstanding as of March 2, 2001. In calculating this amount for each holder, we treated as outstanding the number of Tyco common shares issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include Tyco common shares that may be issued by us upon purchase of debentures by us at the option of the holder.
(3) Credit Suisse First Boston Corporation ("CSFB") and Tyco International Group S.A., Tyco International Ltd., and their affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and CSFB acted as the initial purchaser in the private placement in which the debentures were originally issued. CSFB has received customary fees and commissions for these transactions.
(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(5) Assumes that any other holders of the debentures, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of the debentures, do not beneficially own any Tyco common shares other than the Tyco common shares issuable upon conversion of the debentures at the initial conversion rate.

  Investing in the debentures involves risks that are described in the "Risk Factors Relating to the Debentures" section beginning on page 10 of the prospectus.

  Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is April 13, 2001.